UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 9, 2014 (May 8, 2014)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Overview

On May 8, 2014, Caesars Growth Properties Holdings, LLC (the “Borrower”) closed on $1.175 billion of term loans (the “Term Loan”) pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC (“Parent”), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the “Credit Agreement”). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the “Revolving Credit Facility”), which was undrawn at the closing of the Term Loan. The Borrower is a subsidiary of Caesars Growth Partners, LLC (“Caesars Growth Partners”), which is a joint venture between Caesars Acquisition Company and Caesars Entertainment Corporation.

Escrow Agreement

Pursuant to an escrow agreement, dated as of May 8, 2014, among U.S. Bank National Association, as escrow agent and securities intermediary (the “Escrow Agent”), the Administrative Agent and the Borrower (the “Escrow Agreement”), the Borrower deposited the gross proceeds of the Term Loan, together with additional amounts necessary to repay the Term Loan, if applicable, into a segregated escrow account (the “Escrow Account”) until the date that certain escrow conditions are satisfied. The escrow conditions include, among other things, the consummation by the Borrower of the previously announced acquisition of the subsidiaries of Caesars Entertainment Operating Company, Inc. that own the assets comprising The Cromwell (f/k/a Bill’s Gamblin’ Hall & Saloon), The Quad Resort & Casino, Bally’s Las Vegas and Harrah’s New Orleans and the contribution by Caesars Growth Partners of the entity that owns the assets comprising the Planet Hollywood Resort & Casino (the “Transactions”) and the receipt of all required regulatory approvals.

On May 5, 2014, the Borrower closed on the acquisition of The Cromwell (f/k/a Bill’s Gamblin’ Hall & Saloon), The Quad Resort & Casino and Bally’s Las Vegas (the “First Closing”). The purchase price of the First Closing was funded by Caesars Growth Partners with cash on hand and the proceeds of $700 million of term loans (the “First Closing Term Loans”). Upon the Escrow Release Date (as defined below), the Borrower intends to use the proceeds of the Term Loan, together with the proceeds from the offering of the 9.375% second-priority senior secured notes due 2022 (the “Notes”) of the Borrower and Caesars Growth Properties Finance, Inc., which proceeds are currently held in a separate, segregated escrow account, and cash contributed by Caesars Growth Partners, to complete the Transactions and related transactions, including the repayment in full of the First Closing Term Loans and the senior secured term loan of PHWLV, LLC.

The funds held in the Escrow Account will be released to the Borrower upon delivery by the Borrower to the Escrow Agent of an officer’s certificate certifying that, prior to or concurrently with the release of funds from the Escrow Account, the escrow release conditions have been met (the “Escrow Release Date”).

The Borrower granted to the Administrative Agent, for the benefit of the Administrative Agent and all lenders of the Term Loan, a first-priority security interest in the Escrow Account and all deposits therein to secure all obligations and indebtedness of the Borrower under the Credit Agreement pending disbursement.

Credit Agreement

The Term Loan matures in 2021 and the Revolving Credit Facility matures in 2019 and includes a letter of credit sub-facility. The Term Loan requires scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Term Loan, with the balance due at maturity. As of the closing date, no borrowings were outstanding under the Revolving Credit Facility, and no amounts were committed to outstanding letters of credit.

The Credit Agreement allows the Borrower to request one or more incremental term loan facilities and/or increase its commitments under the Revolving Credit Facility in an aggregate amount of up to the sum of (x) $300.0 million plus (y) such additional amount so long as, (i) in the case of loans under additional credit facilities that rank pari passu with the liens on the collateral securing the Credit Agreement, the Borrower’s senior secured leverage ratio on a pro forma basis would not exceed 4.25 to 1.00, (ii) in the case of loans under additional credit facilities that rank junior to the liens on the collateral securing the Credit Agreement, the Borrower’s total secured leverage ratio on a pro forma basis would not exceed 6.25 to 1.00 and (iii) in the case of loans under additional credit facilities that are unsecured or is indebtedness of subsidiaries that are not loan parties under the Credit Agreement, the Borrower’s interest coverage ratio on a pro forma basis would not be less than 2.00 to 1.00, in each case, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All future borrowings under the Credit Agreement are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Interest and Fees

Borrowings under the Credit Agreement bear interest at a rate equal to, at the Borrower’s option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the administrative agent under the Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be 5.25% per annum for LIBOR Loans and 4.25% per annum for base rate loans, subject to step downs with respect to the revolving loans based on the Borrower’s senior secured leverage ratio. In addition, on a quarterly basis, the Borrower is required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which may be subject to one or more step-down based on a leverage ratio to be agreed. The Borrower is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

Mandatory and Voluntary Prepayments

The Credit Agreement requires the Borrower to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if the senior secured leverage ratio is greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00, and to 0% if the Borrower’s senior secured leverage ratio is less than or equal to 3.00 to 1.00) of the Borrower’s annual excess cash flow to the extent such amount exceeds $5.0 million, as defined under the Credit Agreement;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, in each case subject to certain exceptions and provided that the Borrower may (a) reinvest within 15 months or (b) contractually commit to reinvest those proceeds within 15 months and so reinvest such proceeds prior to the termination of such contract in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Credit Agreement.

Collateral and Guarantors

Upon the Escrow Release Date, the borrowings under the Credit Agreement will be guaranteed by Parent and the material, domestic wholly owned subsidiaries of the Borrower (subject to exceptions), and will be secured by a pledge of the equity interest of the Borrower directly held by Parent and substantially all of the existing and future property and assets of the Borrower and the guarantors, including a pledge of the capital stock of the wholly owned domestic subsidiaries held by the Borrower and the guarantors and 65% of the capital stock of the first-tier foreign subsidiaries held by the Borrower and the guarantors, in each case subject to exceptions. Each of Planet Hollywood, Bally’s Las Vegas, The Quad and Harrah’s New Orleans are expected to be mortgaged under the Credit Agreement. The Cromwell will not be mortgaged but the Credit Agreement is secured by an indirect pledge of the equity interests of the subsidiary of the Borrower that holds The Cromwell.

Restrictive Covenants and Other Matters

Except during a covenant suspension period as defined under the Credit Agreement, the Credit Agreement requires compliance on a quarterly basis with a maximum first-priority net senior secured leverage ratio test. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, the Borrower may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Borrower or any of its direct or indirect parent that will, upon the receipt by the Borrower of such cash, be included in the calculation of EBITDA pro forma. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters or more than six fiscal quarters during any period of eight consecutive fiscal quarters. Under the Credit Agreement, the Borrower may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. In addition, the Credit Agreement includes negative covenants, subject to certain exceptions, restricting or limiting the Borrower’s ability and the ability of its restricted subsidiaries to, among other things: (i) make non-ordinary course dispositions of assets; (ii) make certain mergers and acquisitions; (iii) make dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; (iv) incur indebtedness; (v) make certain loans and investments; (vi) create liens; (vii) transact with affiliates; (viii) change the business of the Borrower and its restricted subsidiaries; (ix) enter into sale/leaseback transactions; (x) allow limitations on negative pledges and, in the case of its restricted subsidiaries, pay dividends or make distributions; (xi) change the fiscal year and (xii) modify subordinated debt documents. The Credit Agreement also includes negative covenants with respect to Parent, which will limit Parent’s ability to undertake certain specified activities, as further detailed therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: May 9, 2014	By:	/S/ DONALD A. COLVIN
		Name:	Donald A. Colvin
		Title:	Executive Vice President and Chief Financial Officer